Exhibit 8.1

To Call Writer Directly: (312) 862-2779	300 North LaSalle Chicago, IL 60654 (312) 862-2000 www.kirkland.com	Facsimile: (312) 862-2200

November 20, 2017

Strayer Education, Inc.

2303 Dulles Station Boulevard

Herndon, Virginia 20171

Ladies and Gentlemen:

We have acted as counsel to Strayer Education, Inc., a Maryland corporation (“Strayer”), in connection with the merger (the “Merger”) occurring pursuant to the Agreement and Plan of Merger, dated as of October 29, 2017 (the “Agreement”), by and among Capella Education Company, a Minnesota corporation (“Capella”), Sarg Sub Inc., a Minnesota corporation and a wholly-owned subsidiary of Strayer (“Merger Sub”), and Strayer. Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Agreement.

Strayer has filed with the Securities and Exchange Commission on November 20, 2017, under the Securities Act of 1933, as amended, a Registration Statement on Form S-4, including the proxy statement/prospectus forming a part thereof (the “Registration Statement”), in connection with the Merger. This opinion is being delivered in connection with such Registration Statement. If the Merger is consummated on the terms and subject to the conditions set forth in the Agreement, then Merger Sub will merge with and into Capella, the separate corporate existence of Merger Sub will cease and Capella will continue as the surviving corporation. We have assumed for purposes of the opinion set forth below that the Merger will be effected in accordance with the Minnesota Business Corporation Act. Pursuant to the Merger, the holders of shares of Capella Common Stock will be entitled to receive for each share of Capella Common Stock held by them, the number of shares of Strayer Common Stock determined pursuant to the Agreement (or cash in lieu of any fractional shares). In connection with this opinion, we have examined, and are familiar with: (i) the Agreement (including all exhibits and schedules attached thereto), (ii) the Registration Statement, and (iii) such other presently existing documents, records and matters of law as we have deemed appropriate in order to enable us to render this opinion.

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We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

For purposes of the opinion set forth below, we have, solely as to factual matters and with the consent of Strayer and Capella, relied upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained in the Agreement. Any statements or representations that are “to the knowledge of” or are similarly qualified or that are based upon any person’s “belief,” “expectation,” or similar qualification are true, complete, and correct in all respects and will continue to be true, complete, and correct in all respects at all times up to and including the Effective Time, in each case without such qualification. We also have relied, solely as to factual matters, upon the certificates of Strayer and Capella (the “Certificates”). We have assumed that the Certificates are true and correct and will continue to be true and correct as of the Effective Time and thereafter that the Merger will be consummated in accordance with the terms of the Agreement (without waiver, modification, or amendment of a term thereof).

Based upon and subject to the foregoing, and based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service (the “IRS”), and other administrative pronouncements, all as in effect on the date hereof, it is our opinion that for U.S. federal income tax purposes, the Merger will constitute a reorganization within the meaning of Code Section 368(a) of the Code.

Our opinion is based on current U.S. federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in U.S. federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. Further, our opinion is not binding on the IRS or any court and there is no assurance or guarantee that the IRS or a court will agree with our conclusions. We express no opinion concerning any tax matter other than as described above.

Sincerely,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP